Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

July 2, 2021

Board of Directors

Citius Pharmaceuticals, Inc.

11 Commerce Drive, 1st Floor

Cranford, NJ 07016

Ladies and Gentlemen:

We have acted as counsel to Citius Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the post-effective amendment on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) to maintain the registration of (i) 1,622,989 shares issuable from time to time upon the exercise of warrants issued by the Company to investors on August 8, 2017 (the “Investor Warrants”), and (ii) 65,490 shares issuable from time to time upon the exercise of warrants issued by the Company to underwriter designees on August 8, 2017 (the “Underwriter Warrants,” and together with the Investor Warrants, the “Warrants”). The shares issuable upon the exercise of the Investor Warrants and the Underwriter Warrants are referred to collectively as the “Warrant Shares”. The Warrant Shares may be issued as set forth in the Registration Statement, any amendment thereto, and the prospectus contained therein filed pursuant to the rules and regulations promulgated under the Act.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we deemed necessary for purposes of the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that (i) the Warrant Shares have been duly authorized for issuance, and (ii) when the Warrant Shares have been sold and issued as described in the Registration Statement and in accordance with the terms of the respective Warrants, will be validly issued, fully paid and non-assessable.

This opinion is limited to the existing applicable Nevada Revised Statutes and applicable judicial decisions interpreting these laws. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to our firm under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP